                                                               REG. NO. 33-64425
                                                               RULE 424(B)(5)

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 7, 1995

                                  $150,000,000

                         MARSHALL & ILSLEY CORPORATION
                          MEDIUM-TERM NOTES, SERIES D
                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
[MARSHALL & ILSLEY LOGO]
                           -------------------------

    Marshall & Ilsley Corporation may offer from time to time its Medium-Term Notes, Series D, due from 9 months to 30 years from the date of issue, as selected by the purchaser and agreed to by the Corporation, at an aggregate initial public offering price not to exceed $150,000,000, or its equivalent in another currency or composite currency, subject to reduction as a result of the sale of other Debt Securities.
    The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as may be designated by the Corporation at the time of offering. The specific currency or composite currency, interest rate (if any), issue price and maturity date of any Note will be set forth in the applicable Pricing Supplement to this Prospectus Supplement. See "Description of Notes."
    Interest on the Fixed Rate Notes, unless otherwise specified in the applicable Pricing Supplement, will be payable each May 1 and November 1 and at maturity. Interest on the Floating Rate Notes or Indexed Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. Floating Rate Notes will bear interest at a rate determined by reference to the Commercial Paper Rate, Prime Rate, LIBOR, Treasury Rate, CD Rate, Federal Funds Rate, CMT Rate, or at a rate computed under an interest rate formula as set forth in the applicable Pricing Supplement, as adjusted by a Spread and/or Spread Multiplier, if any, applicable to such Notes. Zero Coupon Notes will not bear interest.
    Unless a Redemption Commencement Date or Repayment Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable or repayable prior to their Stated Maturity. If a Redemption Commencement Date or Repayment Date is so specified, the Notes will be redeemable at the option of the Corporation or repayable at the option of the Holder as described herein.
    Unless otherwise specified in the applicable Pricing Supplement, the Notes offered hereby will be issued in global or definitive form in denominations of $100,000 and integral multiples of $1,000 in excess thereof or, in the case of Notes denominated in foreign currencies or composite currencies, in the denominations indicated in the applicable Pricing Supplement. A global Note representing Book-Entry Notes will be registered in the name of The Depository Trust Company, or its nominee, which will act as Depositary. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described herein under "Description of Notes--Book-Entry Notes," owners of beneficial interests in a global Note will not be considered the Holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no global Note will be exchangeable except for another global Note of like denomination and terms to be registered in the name of the Depositary or its nominee. See "Description of Notes."
                           -------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
              CRIMINAL OFFENSE.
                           -------------------------
THE NOTES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT
         INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
         OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.
                           -------------------------

                                                       PRICE TO             AGENTS'                   PROCEEDS TO
                                                      PUBLIC(1)          COMMISSION(2)             CORPORATION(2)(3)
                                                     ------------    ---------------------    ---------------------------
Per Note..........................................       100%            .125% - .750%             99.875% - 99.250%
Total(4)..........................................   $150,000,000    $187,500 - $1,125,000    $149,812,500 - $148,875,000

-------------------------
(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement.
(2) The Corporation will pay the Agents a commission of from .125% to .750%, depending on maturity, of the principal amount of any Notes sold through them as Agents (or sold to such Agents as principal in circumstances in which no other discount is agreed). The Corporation may sell Notes to any Agent at a discount or premium for resale to one or more investors at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or at a fixed public offering price. The Corporation has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting estimated expenses of approximately $200,000 payable by the Corporation, including approximately $55,000 of estimated expenses of the Agents to be reimbursed by the Corporation.
(4) Or the equivalent thereof in foreign currencies or composite currencies.
                           -------------------------

    Offers to purchase the Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of the Corporation. Notes may be sold to the Agents on their own behalf at negotiated discounts. The Notes may also be sold by the Corporation or an affiliate of the Corporation in those jurisdictions where it is authorized to do so. The Corporation also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. No termination date for the offering of the Notes has been established. The Corporation or the soliciting Agent may reject any order as a whole or in part. See "Supplemental Plan of Distribution."

GOLDMAN, SACHS & CO.
       SALOMON BROTHERS INC
               DEAN WITTER REYNOLDS INC.
                       LEHMAN BROTHERS
                               J.P. MORGAN SECURITIES INC.
                                     KEEFE, BRUYETTE & WOODS, INC.
                                           ROBERT W. BAIRD & CO.
                                              INCORPORATED
                                                FIRST CHICAGO CAPITAL MARKETS,
                                                INC.
                           -------------------------
          The date of this Prospectus Supplement is December 27, 1995.

     IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS IN THE NOTES WITH A VIEW TO STABILIZING OR MAINTAINING THE MARKET PRICE OF THE NOTES AT LEVELS OTHER THAN THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                           -------------------------

     Unless otherwise indicated, currency amounts in this Prospectus Supplement or any Pricing Supplement hereto are stated in United States dollars ("$", "dollars" or "U.S. $").

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Corporation and its subsidiaries at September 30, 1995:

                                                                               SEPTEMBER 30, 1995
                                                                               ------------------
                                                                                 (IN THOUSANDS)
LONG-TERM DEBT (1)
  Corporation:
     8.5% Convertible Subordinated Notes Due 1997...........................       $   33,637
     Medium-Term Series B Notes.............................................           57,330
     Medium-Term Series C Notes.............................................          122,870
     6.375% Subordinated Notes Due 2003.....................................           99,461
     Other..................................................................            1,275
  Subsidiaries (2):
     Medium-Term Bank Notes.................................................          438,750
     Nonrecourse Notes......................................................           32,637
     Mortgages..............................................................            2,132
     9.75% Obligation Under Capital Lease Due Through 2006..................            4,761
     Other..................................................................           34,773
                                                                                   ----------
       Total Long-Term Debt.................................................          827,626
SHAREHOLDERS' EQUITY
  Series A Convertible Preferred Stock, $1.00 Par Value,
     3,000,000 Shares Authorized, 348,944 Shares Issued;
     Liquidation Preference of $34,894......................................              349
  Common Stock, $1.00 Par Value, 160,000,000 Shares Authorized,
     99,494,335 Shares Issued...............................................           99,494
  Additional Paid-In Capital................................................          187,843
  Retained Earnings.........................................................        1,039,536
  Treasury Stock, At Cost (5,523,307 Shares)................................         (116,918)
  Deferred Compensation.....................................................           (1,258)
  Net Unrealized Gains on Securities Available For Sale,
     Net of Related Income Taxes............................................           10,225
                                                                                   ----------
     Total Shareholders' Equity.............................................        1,219,271
                                                                                   ----------
       Total Long-Term Debt and Shareholders' Equity........................       $2,046,897
                                                                                   ==========

-------------------------
(1) At September 30, 1995, the Corporation and its subsidiaries had approximately $332.7 million of current maturities of long-term debt which have not been deducted from this table.

(2) These obligations are direct obligations of subsidiaries and, as such, constitute claims against such subsidiaries prior to the Corporation's equity interest therein.

    At September 30, 1995, the Corporation had commercial paper outstanding of $61.7 million. During the three months ended September 30, 1995, the amount of commercial paper outstanding averaged $76.9 million and ranged from a high of $90.1 million to a low of $61.5 million. At September 30, 1995, the Corporation's commercial paper had an average maturity of 17 days and an average interest rate of 5.63%.

    At September 30, 1995, the Corporation had $40 million in unused lines of credit with unaffiliated banks to support its commercial paper borrowings.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data and other operating information for each of the five years in the period ended December 31, 1994, and for each of the nine month periods ended September 30, 1995 and 1994. Data relating to periods prior to 1994 has been restated to give effect to the merger with Valley Bancorporation ("Valley") on May 31, 1994, which was accounted for as a pooling of interests. Consolidated earnings and per share data are taken from audited consolidated financial statements of the Corporation. Reference is made to Notes 3 and 4 to the audited consolidated financial statements of the Corporation which describes the Merger/Restructuring expenses and extraordinary items associated with the Valley merger and Note 5 which describes changes in the method of accounting for postretirement benefits and income taxes effective January 1, 1992. The financial information presented for the nine month periods ended September 30, 1995 and 1994 is unaudited. In the opinion of the Corporation, such unaudited financial information contains all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information included therein. Results for interim periods are not necessarily indicative of results for the full year. The data and other operating information should be read in conjunction with and are qualified in their entirety by the financial statements and more detailed information incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                              YEARS ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     1995          1994          1994          1993          1992          1991          1990
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
SUMMARIZED INCOME STATEMENT DATA:
  Net Interest Income............ $   366,111   $   364,411   $   491,227   $   480,279   $   472,551   $   429,498   $   402,461
  Provision for Loan Losses......      12,058        20,608        24,907        18,034        23,546        28,924        47,639
  Other Income...................     308,874       268,061       361,481       371,926       328,411       276,748       228,601
  Other Expense..................     443,051       443,589       584,770       569,587       545,624       490,584       440,231
  Merger/Restructuring Expense...          --        76,562        75,228            --            --            --            --
  Provision for Income Taxes.....      78,925        45,369        73,405        93,190        75,391        56,725        42,830
                                     --------      --------      --------      --------      --------      --------      --------
  Income Before Extraordinary
    Items and Cumulative Effect
    of Changes in Accounting
    Principles...................     140,951        46,344        94,398       171,394       156,401       130,013       100,362
  Extraordinary Items, Net of
    Income Taxes.................          --         1,123        11,542            --            --            --            --
  Cumulative Effect of Changes in
    Accounting Principles, Net of
    Income Taxes.................          --            --            --            --        (9,134)           --            --
                                     --------      --------      --------      --------      --------      --------      --------
  Net Income..................... $   140,951   $    47,467   $   105,940   $   171,394   $   147,267   $   130,013   $   100,362
                                     ========      ========      ========      ========      ========      ========      ========
PER SHARE DATA:
  Primary........................      $ 1.43        $ 0.47        $ 1.07        $ 1.67        $ 1.46         $1.33         $1.03
  Fully Diluted..................        1.38          0.47          1.04          1.60          1.40          1.27          1.00
  Book Value.....................       12.47         10.84         11.01         11.35         10.76          9.74          8.90
  Cash Dividends Per Common
    Share........................        0.48          0.44          0.59          0.54          0.48          0.43          0.39
AVERAGE BALANCE SHEET DATA:
  Investment Securities.......... $ 2,314,961   $ 2,498,893   $ 2,467,882   $ 2,636,940   $ 2,473,706   $ 2,297,229   $ 2,244,066
  Loans, Net of Unearned
    Income.......................   9,049,663     8,697,709     8,710,706     8,180,292     7,694,097     7,318,541     6,921,333
  Total Earning Assets...........  11,590,894    11,386,888    11,379,769    11,002,235    10,539,984    10,050,498     9,439,122
  Total Assets...................  12,646,166    12,442,952    12,432,461    12,039,468    11,525,409    11,015,325    10,426,274
  Deposits.......................   9,499,256     9,735,294     9,670,097     9,774,732     9,452,595     9,021,759     8,408,254
  Long-term Debt.................     794,741       379,273       447,254       272,041       284,333       290,724       236,745
  Shareholders' Equity...........   1,157,258     1,110,580     1,097,963     1,121,314     1,010,667       900,665       832,281
SELECTED FINANCIAL RATIOS:
  Return on Average Assets
    (Annualized).................       1.49%         0.51%         0.85%         1.42%         1.28%         1.18%         0.96%
  Return on Average Equity
    (Annualized).................       16.28          5.71          9.65         15.29         14.57         14.44         12.06
  Taxable-Equivalent Net Interest
    Income to Average Earning
    Assets (Annualized)..........        4.30          4.36          4.40          4.48          4.65          4.50          4.51
  Common Dividend Payout.........       34.78         93.62         56.73         33.75         34.29         33.86         39.00
  Average Shareholders' Equity to
    Average Total Assets.........        9.15          8.93          8.83          9.31          8.77          8.18          7.98
  Tier 1 Risked-Based Capital....       11.61         10.83         11.15         11.47            --            --            --
  Total Risked-Based Capital.....       14.02         13.36         13.62         14.06            --            --            --
  Tier 1 Leverage................        8.89          8.20          8.39          8.74            --            --            --
  Net Charge-offs to Average
    Loans and Leases Outstanding
    (Annualized).................        0.06          0.03          0.05          0.11          0.12          0.30          0.52
  Allowance for Loan Losses to
    Total Loans and Leases
    Outstanding..................        1.80          1.71          1.75          1.55          1.55          1.41          1.33
  Allowance for Loan Losses to
    Nonperforming Loans and
    Leases(1)....................         269           227           265           237           187           109           116
  Nonperforming Loans and Leases
    to Loans and Leases
    Outstanding, End of
    Period(1)....................        0.67          0.76          0.66          0.65          0.83          1.29          1.14
  Nonperforming Assets to Loans
    and Leases Outstanding Plus
    Loan-Related Assets at End of
    Period(1)....................        0.76          0.86          0.80          0.80          1.07          1.53          1.37
RATIO OF EARNINGS TO FIXED
  CHARGES(2):
  Excluding Interest on
    Deposits.....................        3.61x         2.72x         3.18x         6.52x         5.57x         3.80x         2.68x
  Including Interest on
    Deposits.....................        1.67x         1.38x         1.50x         1.83x         1.60x         1.36x         1.26x

-------------------------
(1) Nonperforming loans include nonaccrual loans, restructured loans and loans 90 days or more past due and still accruing interest. Nonperforming assets include nonperforming loans plus assets acquired through foreclosure or repossession.
(2) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges, excluding interest on deposits, consists of interest on indebtedness and one-third of rental expense (which is deemed representative of the interest factor.) Fixed charges, including interest on deposits, consist of both the foregoing items plus interest on deposits.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities and, in particular, the Senior Securities (as defined in the Prospectus), set forth in the Prospectus, to which description reference is hereby made. References to interest payments and interest-related information do not apply to Zero Coupon Notes. Certain terms not defined in this description are defined in the Prospectus.

GENERAL

     The Notes offered hereby are to be issued under the Indenture dated as of November 15, 1985, as supplemented by a First Supplemental Indenture dated as of May 31, 1990, and a Second Supplemental Indenture dated as of July 15, 1993 (the "Senior Indenture"), between the Corporation and Chemical Bank (successor to Manufacturers Hanover Trust Company), which is described more fully in the accompanying Prospectus. The Notes constitute a single series for purposes of the Senior Indenture. The Senior Indenture does not limit the aggregate principal amount of Senior Securities which may be issued thereunder. The statements herein concerning the Notes and the Senior Indenture do not purport to be complete. For a description of the rights attaching to different series of Senior Securities under the Senior Indenture, see "Description of Debt Securities" in the Prospectus.

     Unless previously redeemed or repaid, a Note will mature on the date ("Stated Maturity") from 9 months to 30 years from its date of issue that is specified on the face thereof and in the applicable Pricing Supplement or, if such Note is a Floating Rate Note and such specified date is not a Business Day with respect to such Note, the next succeeding Business Day (or, in the case of a LIBOR Note, if such next succeeding Business Day falls in the next calendar month, the next preceding Business Day). If the maturity date specified in the applicable Pricing Supplement for any Fixed Rate Note is a day that is not a Business Day, principal will be paid on the next succeeding Business Day with the same force and effect as if made on such specified maturity date. "Business Day" means (a) with respect to any Note, any day that is not a Saturday or Sunday and that in The City of New York, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close (and with respect to LIBOR Notes is a day on which dealings in deposits in the relevant Specified Currency are transacted in the London interbank market) and (b) with respect to Foreign Currency Notes only, any day that, in the capital city of the country of the currency in which such Notes are denominated, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close (which in the case of Foreign Currency Notes denominated in European Currency Units ("ECUs") shall be Luxembourg, in which case "Business Day" shall not include any day that is a non-ECU clearing day as determined by the ECU Banking Association in Paris).

     Each Note will be denominated in currency or composite currency ("Specified Currency") as specified on the face thereof and in the applicable Pricing Supplement. Purchasers of the Notes are required to pay for such Notes by delivery of the requisite amount of the Specified Currency to an Agent, unless other arrangements have been made.

     The applicable Pricing Supplement will specify any redemption or repayment terms applicable to the Notes. See "--Redemption and Repayment" below.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes, other than Foreign Currency Notes, will be issuable only in definitive registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The authorized denominations of Notes denominated in foreign currencies or composite currencies ("Foreign Currency Notes") will be indicated in the applicable Pricing Supplement.

     Each Note will be represented by either a global security (a "Global Security") registered in the name of the Depositary or its nominee (each such Note represented by a Global Security being herein referred to as a "Book-Entry Note") or a certificate issued in definitive registered form, without coupons (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Except as set forth under "Book-Entry Notes" below, Book-Entry Notes will not be issuable in certificated form. So long as the Depositary or its nominee is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole registered holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Senior Indenture and the Book-Entry Notes. It is currently contemplated that only Notes that have a Specified Currency of U.S. dollars will be issued as Book-Entry Notes. For a further description of the respective forms, denominations and transfer and exchange procedures with respect to any such Global Security and Book-Entry Note, reference is made to "--Book-Entry Notes" below and to the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement and except as provided below under "--Book-Entry Notes," principal, premium (if any) and interest (if any) will be payable, the transfer of any Notes will be registrable and any Notes will be exchangeable for Notes bearing identical terms and provisions at the corporate trust office of Chemical Bank (the "Paying Agent"), in the Borough of Manhattan, The City of New York, provided that payments of interest on any Interest Payment Date (as defined below) with respect to any Certificated Note may be made at the option of the Corporation by check mailed to the address of the person entitled thereto as it appears on the registry books of the Corporation at the close of business on the Regular Record Date (as defined below) corresponding to the relevant Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, holders of $10,000,000 or more in aggregate principal amount of Certificated Notes shall be entitled to receive payments of interest, other than interest at the stated maturity thereof or upon repayment or redemption, by wire transfer of immediately available funds, if appropriate wire transfer instructions have been given to the Paying Agent in writing not later than the Regular Record Date preceding such Interest Payment Date.

     Unless otherwise specified in the applicable Pricing Supplement, the principal, premium (if any) and interest (if any) payable at stated maturity or upon repayment or redemption (other than interest payable on a maturity date or repayment or redemption date that is also an Interest Payment Date) on each Certificated Note will be paid in immediately available funds against presentation of the Note at the above mentioned corporate trust office of the Paying Agent.

     The applicable Pricing Supplement will specify any additional terms applicable to any Foreign Currency Note with respect to the payment of principal and any premium or interest thereon.

     Notes may be issued as Original Issue Discount Notes offered at a discount from the principal amount thereof at the stated maturity as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the amount payable to the holder of Zero Coupon Notes and certain of such interest-bearing Notes issued as Original Issue Discount Notes (as specified in the applicable Pricing Supplement) upon any acceleration of the maturity thereof will be the Amortized Face Amount (as defined below) thereof, and the amount payable to the holder of such Original Issue Discount Note upon any repayment or redemption thereof will be the applicable percentage of the Amortized Face Amount thereof specified in the applicable Pricing Supplement, in each case as determined by the Corporation plus, in the case of any interest bearing Note issued as an Original Issue Discount Note, any accrued but unpaid "qualified stated interest" payments (as defined under "United States Taxation--Original Issue Discount"). The "Amortized Face Amount" of an Original Issue Discount Note is equal to the sum of (i) the Issue Price (as defined below) of such Original Issue Discount Note and (ii) that portion of the difference between the Issue Price and the principal amount of such Original Issue Discount Note due at the Stated Maturity thereof that has been amortized at the Stated Yield (as defined below) of such Original Issue Discount Note (computed in accordance with Section 1272(a)(4) of the Internal Revenue Code of 1986, as amended, and Section 1.1275-1(b) of the Regulations (as defined under "United States Taxation--Original Issue Discount"), in each case as in effect on the issue date of such Original Issue Discount Note), at the date as of which the Amortized Face Amount is calculated, but in no event can the Amortized Face Amount exceed the principal amount of such Note due at the stated maturity thereof. As used in the preceding sentence, the term "Issue Price" means the principal amount of such Original Issue Discount Note due at the stated maturity thereof less the "Original Issue Discount" of such Original Issue Discount Note specified on the face thereof and in the applicable Pricing Supplement. The term "Stated Yield" of such Original Issue Discount Note means the "Yield to Maturity" specified on the face of such Original Issue Discount Note and in the applicable Pricing Supplement for the period from the Original Issue Date of such Original Issue Discount

Note, as specified on the face of such Original Issue Discount Note and in the applicable Pricing Supplement, to the stated maturity thereof based on its Issue Price and the principal amount payable at the stated maturity thereof. See "United States Taxation--Original Issue Discount."

INTEREST AND INTEREST RATES

     Each Note that bears interest will bear interest at either (a) a fixed rate (the "Fixed Rate Notes"), (b) an indexed rate ("Indexed Notes") or (c) a floating rate determined by reference to one or more interest rate formulas, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below), and, if so specified in the applicable Pricing Supplement with respect to one or more Interest Periods (as defined below), one or more fixed rates (the "Floating Rate Notes"). Any Floating Rate Note may also have either or both of the following: (i) a maximum interest rate limitation, or ceiling, on the rate of interest which may accrue during any Interest Period; and (ii) a minimum interest rate limitation, or floor, on the rate of interest which may accrue during any Interest Period. The applicable Pricing Supplement may designate any of the following interest rate formulas as applicable to one or more Interest Periods on each Floating Rate Note: (a) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note" with respect to such Interest Period or Interest Periods; (b) the Federal Funds Rate, in which case such Note will be a "Federal Funds Rate Note" with respect to such Interest Period or Interest Periods; (c) LIBOR, in which case such Note will be a "LIBOR Note" with respect to such Interest Period or Interest Periods; (d) the Prime Rate, in which case such Note will be a "Prime Rate Note" with respect to such Interest Period or Interest Periods; (e) the CD Rate, in which case such Note will be a "CD Rate Note" with respect to such Interest Period or Interest Periods; (f) the Treasury Rate, in which case such Note will be a "Treasury Rate Note" with respect to such Interest Period or Interest Periods; (g) the CMT Rate, in which case such Note will be a "CMT Rate Note" with respect to such Interest Period or Interest Periods; or (h) such other interest rate formula as is set forth in the applicable Pricing Supplement.

     The interest rate on each Floating Rate Note for each Interest Period will be determined by reference to (i) the applicable interest rate formula specified in the applicable Pricing Supplement for such Interest Period, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, or (ii) the applicable fixed rate per annum specified in the applicable Pricing Supplement for such Interest Period. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note for such Interest Period, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note for such Interest Period.

     Each Note that bears interest will bear interest from and including its date of issue or from and including the most recent Interest Payment Date (as defined below) to which interest on such Note (or any predecessor Note) has been paid or duly provided for (i) at the fixed rate per annum applicable to the related Interest Period or Interest Periods, (ii) at the rate determined pursuant to the applicable index or (iii) at the rate per annum determined pursuant to the interest rate formula applicable to the related Interest Period or Interest Periods, in each case as specified therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at the stated maturity thereof or upon repayment or redemption. Except as provided below under "--Book Entry Notes," interest will be payable to the person in whose name a Note (or any predecessor Note) is registered at the close of business on the Regular Record Date (as defined below) next preceding each Interest Payment Date; provided, however, that interest payable on a maturity date or any repayment or redemption date that is not an Interest Payment Date will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued after a Regular Record Date and on or before an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date. Interest rates and interest rate formulas are subject to change by the Corporation from time to time but no such change will affect any Note theretofore issued or which the Corporation has agreed to issue. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Payment Dates" and the "Regular Record Dates" for Fixed Rate Notes shall be as described below under "--Fixed Rate Notes" and the "Interest Payment Dates" and the "Regular Record Dates" for Floating Rate Notes shall be as described below under "--Floating Rate Notes."

     The interest rate on a Note for any Interest Period will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum interest rate is 25% per annum on a simple interest basis, with certain exceptions. The limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

     The applicable Pricing Supplement will specify with respect to each Note that bears interest; (i) the issue price, Interest Payment Dates and Regular Record Dates; (ii) with respect to any Fixed Rate Note, the interest rate; (iii) with respect to any Indexed Note, the index; and (iv) with respect to any Floating Rate Note, the Initial Interest Rate (as defined below), the method (which may vary from Interest Period to Interest Period) of calculating the interest rate applicable to each Interest Period (including, if applicable, the fixed rate per annum applicable to one or more Interest Periods, the period to maturity of any instrument on which the interest rate formula for any Interest Period is based (the "Index Maturity"), the Spread and/or Spread Multiplier, the Interest Determination Dates (as defined below), the Interest Reset Dates (as defined below) and any minimum or maximum interest rate limitations); (v) whether such Note is an Original Issue Discount Note; and (vi) any other terms consistent with the Senior Indenture.

FIXED RATE NOTES

     Each Fixed Rate Note, whether or not issued as an Original Issue Discount Note, will bear interest at the annual rate specified therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for the Fixed Rate Notes will be on May 1 and November 1 of each year and the Regular Record Dates for the Fixed Rate Notes will be on the fifteenth day (whether or not a Business Day) of the month preceding the month in which each Interest Payment Date occurs. Unless otherwise specified in the applicable Pricing Supplement, interest payments for Fixed Rate Notes shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the date of issue if no interest has been paid or duly provided for with respect to such Fixed Rate Note) to, but excluding, the relevant Interest Payment Date. Interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date on a Fixed Rate Note is not a Business Day, interest will be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date.

FLOATING RATE NOTES

     The Interest Payment Dates for the Floating Rate Notes shall be as specified in such Notes and in the applicable Pricing Supplement, and, unless otherwise specified in the applicable Pricing Supplement, the Regular Record Dates for the Floating Rate Notes will be the day (whether or not a Business
Day) fifteen calendar days preceding each Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement and except as provided below, interest on Floating Rate Notes will be payable on the following Interest Payment Dates: in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of February, May, August and November of each year; in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of February, May, August and November of each year; in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement, and in each case at the stated maturity thereof or upon repayment or redemption. If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Payment Date for such Floating Rate Note shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (the date on which each such reset occurs, an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the

Interest Reset Date will be as follows: in the case of Floating Rate Notes which are reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which are reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which are reset weekly, the Tuesday of each week (except if the auction date falls on a Tuesday, then the next Business Day, as provided below); in the case of Floating Rate Notes which are reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which are reset quarterly, the third Wednesday of February, May, August and November of each year; in the case of Floating Rate Notes which are reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which are reset annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate determined with respect to any Interest Determination Date will become effective on and as of the next succeeding Interest Reset Date; provided, however, that the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note (the "Initial Interest Rate") will be as specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     As used herein, "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (as defined below). Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to any Interest Reset Date for a Commercial Paper Rate Note, a Federal Funds Rate Note, a LIBOR Note, a Prime Rate Note, a CD Rate Note or a CMT Rate Note (the "Commercial Paper Interest Determination Date," the "Federal Funds Interest Determination Date," the "LIBOR Interest Determination Date," the "Prime Interest Determination Date," the "CD Interest Determination Date" and the "CMT Interest Determination Date," respectively) will be the second Business Day prior to such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week on which Treasury bills would normally be auctioned in the week in which such Interest Reset Date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the action is usually held on the following Tuesday, except that such action may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments on an Interest Payment Date for a Floating Rate Note will include interest accrued from, and including, the next preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the date of issue if no interest has been paid or duly provided for with respect to such Floating Rate Note) to, but excluding, such Interest Payment Date (each such interest accrual period, an "Interest Period"). Accrued interest from the date of issue or from the last date to which interest has been paid or duly provided for to the date for which interest is being calculated is calculated by multiplying the face amount of a Floating Rate Note by the applicable accrued interest factor (the "Accrued Interest Factor"). The Accrued Interest Factor is computed by adding together the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid or duly provided for, to, but excluding, the date for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the per annum interest rate applicable to such day by 360 in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes and CD Rate Notes, or by the actual number of days in the year in the case of Treasury Rate Notes and CMT Rate Notes. The interest rate in effect on each day will be
(i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above or in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, Chemical Bank will be the "Calculation Agent." On or before each Calculation Date, the Calculation Agent will determine the interest rate as described below and notify the Paying Agent. The Paying Agent will determine the Accrued Interest Factor applicable to any such Floating Rate Note. The Paying Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date with respect to such Floating Rate Note. The determinations of interest rates made by the Calculation Agent shall be conclusive and binding, and neither the Trustee nor the Paying Agent shall have the duty to verify determinations of interest rates made by the Calculation Agent. The determinations of Accrued Interest Factors made by the Paying Agent shall be conclusive and binding. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date on a Floating Rate Note will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day preceding the applicable Interest Payment Date or the stated maturity date or repayment or redemption date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation referred to in this Prospectus Supplement will be rounded, if necessary, to the nearest one hundred-thousandth of one percentage point, with five one-millionths of one percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or
 .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654);
all calculations of the interest factor for any day on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-millionth, with five one-billionths rounded upward (e.g., .098765455 being rounded to .09876546 and
 .098765454 being rounded to .09876545); and all currency or composite currency amounts used in or resulting from such calculations on the Notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

     Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any), specified in the Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication ("H.15(519)") under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date such rate is not so published, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for United States Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on that Commercial Paper Interest Determination Date, for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the

Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will remain the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:
           Money Market Yield = 100 X      360 X D
                                    ---------------
                                     360 - (D X M)
where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Prime Rate Notes. Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Interest Determination Date, the rate set forth for the relevant Prime Interest Determination Date as such rate is published in H.15(519) under the heading "Bank Prime Loan." In the event that such rate is not so published by 3:00 p.m., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Prime Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for such Prime Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such Interest Determination Date, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean of the prime rates or base rates for commercial loans quoted in The City of New York as of the close of business on such date by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by a federal or state authority, selected by the Calculation Agent (after consultation with the Company); provided, however, that if fewer than three banks or trust companies selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Prime Rate will remain the Prime Rate in effect on such Prime Interest Determination Date.

     LIBOR Notes. LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to a LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Business Day immediately following that LIBOR Interest Determination Date, as such rates appear as of 11:00 a.m., London time, on that LIBOR Interest Determination Date on the display screen designated "Page 3750" by Telerate Data Service, or such other page as may replace such page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for deposits in the relevant Index Currency ("Telerate Page 3750"). If no such rates appear on Telerate Page 3750, then LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the offered rates (unless the display referred to below by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the London interbank market in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement and commencing on the second Business Day immediately following such LIBOR Interest

     Determination Date that appear on the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency as of 11:00 a.m., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required). If fewer than two such rates appear (or, if such display by its terms provides for only a single rate, in which case if no such rate appears), then LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

          (ii) If LIBOR with respect to a LIBOR Interest Determination Date is to be determined pursuant to this clause (ii), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second Business Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., (or such other time specified in the applicable Pricing Supplement), in the applicable Principal Financial Center (as defined below), on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

     "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars, Deutsche marks, Italian lira, Swiss francs, Dutch guilders and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Milan, Zurich, Amsterdam and Luxembourg, respectively.

     Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--auction average (investment)" or, if not so published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not otherwise reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be the rate published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--Secondary Market" (expressed as a bond equivalent yield on the basis of a 365 or 366 day year, as applicable, on a daily basis), or if not published by

3:00 p.m., New York City time, on the relevant Calculation Date, the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will remain the Treasury Rate in effect on such Treasury Interest Determination Date.

     CD Rate Notes. CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "CDs (Secondary Market)." If by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date such rate is not so published, then the CD Rate shall be the rate on such CD Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate for that CD Interest Determination Date, shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 3:00 p.m., New York City time, on such CD Interest Determination Date, of three leading nonbank dealers of negotiable United States dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks which are then rated A-1+ by Standard & Poor's Corporation and P-1 by Moody's Investors Service with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in denomination of U.S. $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the CD Rate will remain the CD Rate in effect on such CD Interest Determination Date.

     Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any), specified in the Federal Funds Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that day for Federal Funds as such rate is published in H.15(519) under the heading "Federal Funds Effective" or, if not so published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not so published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as specified in this sentence, the Federal Funds Rate will remain the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

     CMT Rate Notes. CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any) specified in such CMT Rate Notes and any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or, if not so published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct nonrecallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury notes quotations, the CMT Rate for such CMT Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Interest Determination Date. If two Treasury notes with an original maturity as described in the third preceding sentence, have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

ZERO COUPON NOTES

     Notes may be issued in the form of Original Issue Discount Notes that do not provide any periodic payments of interest (the "Zero Coupon Notes"). The specific terms of any Zero Coupon Notes will be set forth in the applicable Pricing Supplement.

INDEXED NOTES

     Notes may be issued from time to time as Indexed Notes. Indexed Notes are Notes for which the principal amount payable at the stated maturity thereof or upon redemption or repayment, or the amount of interest payable on an Interest Payment Date, or both, is determined by reference to a currency exchange rate, composite currency or currencies, commodity price or other financial or non-financial index as set forth in the applicable Pricing Supplement. Specific terms of any Indexed Notes will be set forth in such Notes and the applicable Pricing Supplement.

REDEMPTION AND REPAYMENT

     The Notes will not be subject to any sinking fund and, unless an initial date on which a Note may be redeemed by the Corporation (a "Redemption Commencement Date") or a date on which a Note may be repayable at the option of a holder thereof (a "Repayment Date") is specified in the applicable Pricing Supplement, will not be redeemable or repayable prior to their stated maturity. If a Redemption Commencement Date or Repayment Date is so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption or repayment prices (expressed as a percentage of the principal amount of such Note) ("Redemption Prices" or "Repayment Prices," respectively) and the redemption or repayment period or periods ("Redemption Periods" or "Repayment Periods," respectively) during which such Redemption Prices or Repayment Prices shall apply. Unless otherwise specified in the Pricing Supplement, any such Note shall be redeemable at the option of the Corporation or repayable at the option of the holder thereof (as specified in such Pricing Supplement) at any time on or after such specified Redemption Commencement Date or Repayment Date, as the case may be, at the specified Redemption Price or Repayment Price applicable to the Redemption Period or Repayment Period during which such Note is to be redeemed or repaid, together with interest accrued to the redemption or repayment date. With respect to the redemption of Global Securities, the Depositary advises that if less than all of the Notes with like tenor or terms are to be redeemed, the particular interests (in integral multiples of $1,000) in the Book-Entry Notes representing the Notes to be redeemed shall be selected by the Depositary's impartial lottery procedures.

     In the event that the option of the holder to elect repayment described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Corporation will comply with Rule 14e-1 as then in effect to the extent applicable.

BOOK-ENTRY NOTES

     Upon issuance, all Book-Entry Notes bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, Specified Currency, Stated Maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and will be registered in the name of the Depositary or a nominee of the Depositary. Currently, the Depositary accepts deposits of Global Securities denominated in U.S. dollars only.

     The Corporation has been advised that upon the issuance of a Global Security and the deposit of such Global Security with or on behalf of the Depositary, the Depositary for such Global Security or its nominee will immediately credit the accounts of persons held with it with the respective principal or face amounts of the Book-Entry Notes represented by such Global Security. Such accounts shall be designated by the Agents with respect to Book-Entry Notes offered through the Agents, or by the Corporation if such Notes are offered and sold directly by the Corporation. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security by participants will only be evidenced by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     Payment of principal of and any premium and interest on Book-Entry Notes represented by any such Global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Senior Indenture. Neither the Corporation, the Trustee nor any agent of the Corporation or the Trustee will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Notes or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

     The Corporation has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest on any Global Security, the Depositary will immediately credit on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

     A Global Security may not be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Unless otherwise specified in the applicable Pricing Supplement, a Global Security representing Book-Entry Notes is exchangeable for Certificated Notes in registered form only if (x) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (y) the Corporation in its sole discretion determines that all such Global Securities shall be exchangeable for Certificated Notes or (z) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the Book-Entry Notes represented by such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Certificated Notes of like tenor and of equal aggregate principal amount issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the Depositary holding such Global Security shall direct. It is expected that such directions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security. Subject to the foregoing, the Global Security is not exchangeable, except for a Global Security of like tenor and denomination to be registered in the name of the Depositary or its nominee.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices and for all other purposes under the Senior Indenture and the Notes. Beneficial interests in Book-Entry Notes will be evidenced only by, and transfers thereof will be affected only through, records maintained by the Depositary and its participants. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the Holders thereof for any purpose under the Senior Indenture. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a Holder under the Senior Indenture. The Senior Indenture permits the Depositary to grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver of other action which a Holder is entitled to give or take under the Senior Indenture. The Corporation understands that under existing industry practices, in the event that the Corporation requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the Senior Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them. In addition, a holder of a beneficial interest in a Global Security has the rights set forth in Section 316(b) of the Trust Indenture Act of 1939, as amended, with respect to instituting suit for enforcement of payment of principal of and interest on the Notes on their respective due dates.

     The Depositary has advised the Corporation that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                             FOREIGN CURRENCY RISKS

GENERAL

     The following is a summary of certain risks relating to Foreign Currency Notes. A description of material risks, if any, relating to a particular series of Foreign Currency Notes will be set forth in the applicable Prospectus Supplement.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Corporation disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

     PROSPECTIVE PURCHASERS OF FOREIGN CURRENCY NOTES SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS WITH RESPECT TO ANY MATTERS THAT MAY AFFECT THE PURCHASE OR HOLDING OF A FOREIGN CURRENCY NOTE OR THE RECEIPT OF PAYMENTS OF PRINCIPAL OF AND ANY PREMIUM AND INTEREST ON A FOREIGN CURRENCY NOTE IN A SPECIFIED CURRENCY (AS DEFINED BELOW). FOREIGN CURRENCY NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a security denominated in United States dollars. Such risks include, without limitation, the possibility of significant changes in rate of exchange between the United States dollar and Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on events over which the Corporation has no control, such as economic and political events and the supply and demand for relevant currencies. In recent years, rates of exchange between the United States dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Note. Depreciation of the Specified Currency applicable to a Foreign Currency Note against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Note, in the United States dollar-equivalent value of the principal payable at the stated maturity or upon repayment or redemption of such Note and, generally, in the United States dollar-equivalent market value of such Note.

     Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Note's stated maturity which could affect exchange rates as well as the availability of the Specified Currency at a Foreign Currency Note's stated maturity or upon repayment or redemption. Even if there are no exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Note would not be available at such Note's stated maturity or upon repayment or redemption due to other circumstances beyond the control of the Corporation. In that event, the Corporation will repay in United States dollars on the basis of the most recently available exchange rate.

JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Under current New York law, a state court in the State of New York rendering a judgment on a Foreign Currency Note would be required to render such judgment in the Specified Currency in which such Foreign Currency Note is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the Paying Agent converts United States dollars to the Specified Currency for payment of the judgment.

LIMITED FACILITIES FOR CONVERSION

     Currently, there are limited facilities in the United States for conversion of United States dollars into foreign currencies, and vice versa. In addition, banks offer limited non-United States dollar denominated checking or savings account facilities in the United States. Accordingly, payments on Foreign Currency Notes will, unless otherwise specified in the applicable Pricing Supplement, be made from an account with a bank located in the country issuing the Specified Currency (or, with respect to Foreign Currency Notes denominated in ECUs, Brussels).

                             UNITED STATES TAXATION

     The following is a summary of the principal general federal income tax consequences under present law to a holder of Notes who is (i) a citizen or resident of the United States, (ii) a domestic corporation, or (iii) otherwise subject to United States federal income taxation on a net basis (a "United States Noteholder") and may not be authoritative in individual cases, where special rules may apply. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing final, temporary and proposed Treasury regulations, revenue rulings and judicial decisions. It deals only with Notes held as capital assets by initial purchasers at the issue price who are United States Noteholders and not with special classes of holders, such as dealers in securities or currencies, life insurance companies, banks, tax-exempt organizations, persons holding Notes as a hedge against or which are hedged against currency risks or that are part of a straddle or conversion transaction, and persons whose functional currency is not the United States dollar. A person considering the purchase of Notes should consult his or her own tax adviser concerning these matters and as to the tax treatment under foreign, state and local tax laws and regulations.

GENERAL

     As a general rule, interest paid or accrued on the Notes will be treated as ordinary income to United States Noteholders. A United States Noteholder using the accrual method of accounting for federal income tax purposes is required to include interest paid or accrued on the Notes in ordinary income as such interest accrues, while a United States Noteholder using the cash receipts and disbursements method of accounting for federal income tax purposes must include interest paid or accrued on the Notes in ordinary income when payments are received (or made available for receipt) by such holder and include original issue discount in the manner set forth below.

     In the event that any of the Notes are determined to be "applicable high yield discount obligations," under the provisions of the Code, additional information regarding the federal income tax consequences associated with such Notes will be provided as part of the Pricing Supplement for such Notes.

ORIGINAL ISSUE DISCOUNT

     The Notes, including the Original Issue Discount Notes, may be issued with "original issue discount." In general, original issue discount is the difference between the "stated redemption price at maturity" of the Note and its "issue price." The original issue discount with respect to a Note will be considered to be zero if it is less than one quarter of one percentage point of the Note's stated redemption price at maturity multiplied by the number of complete years from the date of issue of such Note to its maturity date. In addition, special rules described below apply to Notes having a fixed maturity date not more than one year from the date of issue. Regulations regarding original issue discount were issued by the Treasury Department in January 1994 (the "Regulations").

     The stated redemption price at maturity of a Note generally will be equal to the sum of all payments, whether denominated as principal or interest, to be made with respect thereto other than "qualified stated interest" payments. Pursuant to the Regulations, qualified stated interest payments are interest payments based on a single fixed rate of interest (or under certain circumstances, a variable rate tied to an objective index) that is unconditionally payable at least annually at fixed periodic intervals of one year or less during the entire term of the Note. Although, if so provided in a Pricing Supplement, the Notes may be subject to optional redemption by the Corporation under certain circumstances for an amount in excess of their principal amount, based on the Regulations, this excess should not be considered when determining the stated redemption price at maturity of a Note. In general, the issue price of a Note is the initial offering price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of Notes are sold.

     It is possible that Notes which are not denominated as Original Issue Discount Notes may also be treated as issued with original issue discount. For example, Floating Rate Notes providing for one or more qualified floating rates of interest, a single fixed rate and one or more qualified floating rates, a single objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate may also be deemed to have original issue discount. If a Floating Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. If interest on a debt instrument is stated at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate for subsequent periods, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of one percent of each other. In general, interest on Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes, Prime Rate Notes, CD Rate Notes, Treasury Rate Notes and CMT Rate Notes will be payable at a single qualified floating rate or objective rate and will be treated as qualified stated interest. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more Base Rates, (ii) a single fixed rate followed by a qualified floating rate or (iii) a Spread Multiplier. Purchasers of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note or is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restriction.

     In the case of Notes that are determined to be issued with original issue discount ("Discount Notes"), a United States Noteholder must generally include the original issue discount in ordinary gross income for federal income tax purposes as it accrues in advance of the receipt of any cash attributable to such income. The amount of original issue discount, if any, required to be included in a Noteholder's ordinary gross income for federal income tax purposes in any taxable year will be computed in accordance with Section 1272(a) of the Code and the Regulations. Under such Section and the Regulations, original issue discount accrues on a daily basis under a constant yield method that takes into account the compounding of interest. The daily portions of original issue discount are determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount for that period. Accrual periods may be of any length and may vary in length over the term of the Notes, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. Original issue discount for any accrual period will be the excess of (i) the product of the Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity over
(ii) any qualified stated interest payments for that accrual period. The adjusted issue price of a Note at the start of any accrual period is the sum of the issue price and the accrued original issue discount for each prior accrual period. One effect of this method is that United States Noteholders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Under the Regulations, a holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with the foregoing constant yield method that takes into account the compounding of interest. This election may not be revoked without the consent of the Internal Revenue Service.

     Proposed regulations issued on December 15, 1994 address, among other things, the accrual of original issue discount on, and the character of gain recognized on the sale, exchange or retirement of, debt instruments providing for contingent payments. These regulations would apply to contingent payment debt instruments issued on or after the date that is 60 days after the date final regulations are issued. Prospective purchasers of Notes that provide for contingent payments should refer to the discussion regarding taxation in the applicable Pricing Supplement.

     The original issue discount provisions described above do not apply to Notes having a fixed maturity date not more than one year from the date of issue. Under the Regulations, such a "short-term" Note will be treated as having been issued at an original issue discount equal to the excess of the total principal and interest payments on the Note over its issue price. An individual or other holder using the cash receipts and disbursements method of tax accounting will not be required to include original issue discount in ordinary gross income for federal income tax purposes on a daily basis unless an election to do so is made. Holders of such short-term Notes who report income under the accrual method of tax accounting and certain other holders including banks, regulated investment companies, common trust funds, United States Noteholders who hold Notes as part of certain identified hedging transactions, certain pass-thru entities, cash basis United States Noteholders who so elect, and dealers in such securities are required to include original issue discount in income on a daily basis pursuant to a straightline method, unless such holders make an election to accrue original issue discount under the constant yield method described above by taking into account daily compounding. In the case of holders of such short-term Notes not required and not electing to include original issue discount in income currently, any gain realized on the sale or maturity of such short-term Notes will be ordinary gross income to the extent of the original issue discount accrued on a straight-line basis (or, if elected on a constant yield method, based on daily compounding) to the date of sale or maturity. Holders of such short-term Notes not required and not electing to include the original issue discount in income currently will be required to defer deductions for interest on indebtedness incurred or continued to purchase or carry such short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     The Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Corporation does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

     In addition to reporting interest paid on the Notes, the Corporation will report annually to the Internal Revenue Service and holders of record of the Notes, information with respect to the original issue discount accruing thereon to the extent required.

OPTIONAL REDEMPTION

     Under the Regulations, if the Corporation has an option to redeem a Note prior to its stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such Note may be redeemed as the maturity date and the amount payable on such date in accordance with the terms of such Note (the "redemption price") as the stated redemption price at maturity, the yield on the Note would be lower than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for original issue discount purposes as if it were redeemed, and a new Note were issued, on the presumed exercise date for an amount equal to the adjusted issue price.

AMORTIZABLE BOND PREMIUM

     In general, if a United States Noteholder purchases the Note at a premium (i.e., an amount in excess of the amount payable upon the stated maturity thereof), such Noteholder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess. A United States Noteholder may elect to deduct the amortizable bond premium as it accrues under a constant yield method that is similar to the method used for the accrual of original issue discount over the remaining term of the Note. A United States Noteholder's tax basis in the Note will be reduced by the amount of the amortizable bond premium deducted. United States Noteholders should consult with their own tax advisers regarding special rules that apply for determining the amount of and method for amortizing bond premium with respect to Notes that may be redeemed in whole or in part prior to maturity.

SALE OF NOTES

     If a Note is sold by a United States Noteholder or redeemed by the Corporation, such holder will recognize gain or loss equal to the difference between the amount realized from the sale and the holder's adjusted basis in such Note or applicable portion thereof. Such adjusted basis generally will equal the cost of such Note to such holder, increased by any original issue discount included in such holder's ordinary gross income with respect to such Note and reduced by any principal payments on the Note previously received by such holder (including any interest payments on the Note that are not qualified stated interest payments) and by any amortizable bond premium deducted by such holder. Except as discussed with respect to short-term obligations, or to the extent cash is received attributable to accrued interest, any gain or loss recognized upon a sale, exchange, retirement or other disposition of a Note will be capital gain or loss. If, however, it is determined that the Corporation intended on the date of issue of the Notes to call all or any portion of the Notes prior to their stated maturity, any gain realized upon a sale, exchange, retirement or other disposition of a Note would be considered, under Section 1271 (a)(2)(A) of the Code, ordinary income, to the extent it does not exceed the unrecognized portion of the original issue discount, if any, with respect to the Note.

WITHHOLDING TAXES AND REPORTING REQUIREMENTS

     Interest payments, accrual of original issue discount and payments of principal and any premium with respect to a Note will be reported to the extent required by the Code to the United States Noteholders and the

Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of United States federal income tax. However, certain noncorporate United States Noteholders may be subject to a backup withholding tax at a rate of 31% if the United States Noteholder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual would be his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United States Noteholders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a United States Noteholder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

FOREIGN CURRENCY NOTES

     The following summary relates to Foreign Currency Notes.

     A United States Noteholder who uses the cash method of accounting and who receives interest (other than original issue discount) in a foreign currency with respect to a Foreign Currency Note will be required to include in income the United States dollar value of the interest received (determined on the date such interest is received) regardless of whether the interest payment is in fact converted to United States dollars at that time, and such United States dollar value will be the United States Noteholder's tax basis in the foreign currency.

     To the extent the above paragraph is not applicable, a United States Noteholder who (i) uses the cash method of accounting and accrues original issue discount or (ii) uses the accrual method of accounting will be required to include in income the United States dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The United States dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such United States Noteholder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the United States dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or where a United States Noteholder receives United States dollars, the amount of such payment in respect of such accrual period) and the United States dollar value of interest income that has accrued during such accrual period (as determined above). A United States Noteholder may elect to translate interest income (including original issue discount) into United States dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States Noteholder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. Original issue discount and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

     Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Noteholder who has not elected to amortize such premium will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

     A United States Noteholder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such holder's tax basis, will be the United States dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States Noteholder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Noteholder's tax basis in the foreign currency and the United States dollar fair market value of the Foreign Currency Note on date of purchase.

     Gain or loss realized on the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the United States dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and (ii) the United States dollar value of the foreign currency principal amount of such Note, determined on the date such United States Noteholder acquired such Note, and the United States dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Noteholder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the holder or the "qualified business unit" of the holder on whose books the Note is properly reflected. Any gain or loss realized by such a holder in excess of such foreign currency gain or loss will be capital gain or loss (except in the case of a short-term Discount Note, to the extent of any original issue discount not previously included in the holder's income).

     A United States Noteholder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the United States dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into United States dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States Noteholder on a sale or other disposition of foreign currency (including its exchange for United States dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Distribution Agreement dated as of December 27, 1995, the Notes are being offered on a continuing basis by the Corporation through Goldman, Sachs & Co., Salomon Brothers Inc, Dean Witter Reynolds Inc., Lehman Brothers, Lehman Brothers Inc., J.P. Morgan Securities Inc., Keefe, Bruyette & Woods, Inc., Robert W. Baird & Co. Incorporated, and First Chicago Capital Markets, Inc. (the "Agents"), who have agreed to use their reasonable efforts to solicit purchases of the Notes. The Corporation will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents will have the right, in their discretion reasonably exercised, to reject any proposed offer to purchase Notes in whole or in part. The Corporation will pay the Agents commissions of from .125% to .750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

     The Corporation may also sell Notes to each of the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Corporation a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. The Corporation or an affiliate of the Corporation may sell Notes directly to purchasers on behalf of the Corporation in those jurisdictions where it is authorized to do so.

     The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). The Corporation has agreed to indemnify each of the Agents against certain liabilities, including liabilities under the Act. The Corporation has agreed to reimburse the Agents for certain expenses, including the fees and expenses of counsel for the Agents.

     The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The Corporation has been advised by the Agents that the Agents do not currently intend to make a market in the Notes. No assurance can be given as to the liquidity of the trading market for the Notes.

     In the ordinary course of their respective businesses, each of the Agents from time to time has performed financial services for or engaged in transactions with the Corporation or its affiliates and may do so in the future.

                               VALIDITY OF NOTES

     The validity of the Notes offered hereby is being passed upon for the Corporation by Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin 53202. Certain legal matters relating to the Notes will be passed upon for the Agents by Sidley & Austin, One First National Plaza, Chicago, Illinois 60603.

PROSPECTUS

                         MARSHALL & ILSLEY CORPORATION

[MARSHALL & ILSLEY LOGO]
                                DEBT SECURITIES

                           -------------------------

     Marshall & Ilsley Corporation (the "Corporation") from time to time may offer and sell debt securities (the "Debt Securities") in an aggregate principal amount or having aggregate proceeds of up to $250,000,000 (or the equivalent thereof in foreign denominated currencies or units of composite foreign currencies such as European Currency Units) on terms to be determined at the time of the offering. The Debt Securities may consist of senior debentures, notes, bonds and/or other evidences of indebtedness (the "Senior Securities") and subordinated debentures, notes, bonds and/or other evidences of indebtedness (the "Subordinated Securities"). The prospectus supplement (the "Prospectus Supplement") accompanying this Prospectus sets forth with respect to the Debt Securities being offered (the "Offered Securities") the specific designation, aggregate principal amount and currency, denomination, maturity, interest rate (which may be fixed or variable), initial public offering price, maturity, time of payment of any interest, any terms for redemption at the option of the Corporation or the holder, any terms for sinking fund payments, any listing on a securities exchange and other terms in connection with the offering and sale of such Offered Securities.

     The Corporation may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. The Prospectus Supplement sets forth the names of the underwriters or agents involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by the underwriters or agents and the compensation, if any, of such underwriters or agents and any applicable commissions or discounts. The net proceeds to the Corporation from such sale are also set out in the Prospectus Supplement.
                           -------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.
                           -------------------------
THE OFFERED SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT
       INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
              OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.
                           -------------------------

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.
                           -------------------------

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement hereto are stated in United States dollars ("$", "dollars" or "U.S. $").
                           -------------------------

                The date of this Prospectus is December 7, 1995.

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York, Seven World Trade Center, New York, New York 10048, and Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additional information regarding the Corporation and the Debt Securities offered hereby is contained in the Registration Statement and the exhibits relating thereto in respect of the Securities (the "Registration Statement"), filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act").

     The Corporation will send all registered holders of the Debt Securities such Annual and Quarterly Reports as are sent to its shareholders.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Corporation with the Commission are hereby incorporated by reference in this Prospectus:

          (1) The Corporation's Annual Report on Form 10-K for the year ended December 31, 1994; and

          (2) The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995.

     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained herein, in the Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in the Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Corporation will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, except for certain exhibits to such documents. Written requests should be sent to: Secretary, Marshall & Ilsley Corporation, 770 North Water Street, Milwaukee, Wisconsin 53202. Telephone requests may be directed to the Corporation's Secretary at (414) 765-7801.

                                THE CORPORATION

     Marshall & Ilsley Corporation ("M&I" or the "Corporation") is a Wisconsin corporation incorporated in 1959, a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and a registered savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. M&I's principal assets are the stock of its subsidiaries and the assets of its M&I Data Services Division. As of September 30, 1995, M&I owned substantially all the capital stock of 31 operating banks and one savings association with a total of 238 offices in Wisconsin and 12 offices in Arizona. M&I also owns all of the stock of a number of companies engaged in businesses that the Federal Reserve Board (the "Board") has determined to be closely-related to banking, including the businesses of investment management, trust, equipment leasing, mortgage banking, venture capital, brokerage services and financial advisory services. As a bank and savings and loan holding company, M&I provides financial and managerial assistance and services to its subsidiaries. At September 30, 1995, M&I had consolidated total assets of approximately $13 billion and consolidated total deposits of approximately $9.8 billion. Based on consolidated assets as of December 31, 1994, M&I was the second largest bank holding company headquartered in the State of Wisconsin.

     On May 31, 1994, Valley Bancorporation merged into M&I in a transaction accounted for on a pooling of interests basis. Financial data for periods prior to May 31, 1994 has been restated to reflect the merger with Valley Bancorporation. On February 1, 1995, M&I acquired the Bank of Burlington, Burlington, Wisconsin, which had total assets of approximately $179.9 million at February 1, 1995. In July 1995, M&I acquired Citizens Bancorp of Delavan, Inc. and Sharon State Bank which at the date of acquisition had combined total assets of approximately $122 million.

     The executive offices of M&I are located at 770 North Water Street, Milwaukee, Wisconsin 53202 (telephone number: (414) 765-7801).

                                BUSINESS OF M&I

     M&I and its subsidiaries engage principally in one line of business, that of providing financial services to a wide variety of corporate, institutional, government and individual customers. Activities in which M&I and its subsidiaries are presently engaged or may undertake in the future are subject to certain statutory and regulatory restrictions. At September 30, 1995, M&I owned directly or indirectly all or substantially all of the capital stock of 30 operating commercial banks and one savings association in Wisconsin, one commercial bank in Phoenix, Arizona, and all of the capital stock of subsidiaries engaged in the following non-banking businesses approved by the Board for bank holding companies: personal property lease financing; investment management and advisory activities; commercial mortgage banking; residential mortgage banking; venture capital and financial advisory services; trust services to residents of Wisconsin, Arizona and Florida; and brokerage services. In addition, M&I provides banking, financial and economic data processing services and software sales through its M&I Data Services Division. The data processing business was previously conducted in a subsidiary which was merged into M&I effective January 1, 1995.

                     BANKING AND BANK-RELATED SUBSIDIARIES

     At September 30, 1995, M&I's 32 operating bank and savings association subsidiaries ("M&I bank subsidiaries") were located in communities throughout the State of Wisconsin and the Phoenix, Arizona metropolitan area. The M&I bank subsidiaries provide a full range of banking services to individuals, corporations and local governments in each of the areas they serve. M&I's largest bank subsidiary is M&I Marshall & Ilsley Bank ("M&I Bank"), which was founded in 1847. Based on consolidated assets of approximately $3.8 billion as of September 30, 1995, M&I Bank was the third largest bank and the largest state-chartered bank in the State of Wisconsin. M&I Bank maintains its headquarters in the City of Milwaukee and operated 38 additional branches and divisions in Milwaukee and in surrounding suburban communities as of September 30, 1995, as well as a branch in the Cayman Islands. Banking services provided by M&I Bank and other M&I bank subsidiaries include retail, international and corporate banking, investment, and trust activities. In addition, M&I Bank engages in correspondent banking services.

Data Services

     The M&I Data Services Division of the Corporation ("M&I Data Services") is a major supplier of data processing services and software to the banking, financial, and related industries. M&I Data Services presently serves over 500 financial institutions in 40 states and the District of Columbia. In addition to data processing services, M&I Data Services develops a comprehensive line of financial services software products. M&I Data Services also sells software to foreign institutions and currently has customers in Canada, Great Britain, India, Indonesia, Italy, Malaysia, Switzerland, and Thailand. M&I Data Services' processing systems for financial institutions encompass five major processing functions: Deposits, Loans, Financial Accounting, Customer Information, and Trust Accounting. In 1994, M&I Data Services signed a long-term data processing contract with its first utility customer, Wisconsin Electric Power Company ("WEPCO"). By using a number of current banking software products which share common requirements with the utility industry, M&I Data Services will provide data processing and banking-related services to WEPCO.

Investment Management and Trust Services

     M&I Investment Management Corp., a subsidiary of M&I, located in Milwaukee, Wisconsin, offers a full range of asset management services to the M&I trust company subsidiaries and to other corporate, institutional and individual customers, including the Marshall Funds, an open-end investment company consisting of twelve portfolios. As of September 30, 1995, M&I Investment Management Corp. had $6.7 billion in assets under management.

     Marshall and Ilsley Trust Company, a subsidiary of M&I ("M&I Trust"), provides a full range of trust services to individual, not-for-profit and corporate customers. The Personal Trust Administrative Group provides trust, estate and agency services for individuals. The Employee Benefits Administrative Group administers pension, profit sharing and other forms of employee benefit plans, including a Keogh Plan for self-employed individuals. In addition to trust services provided by its Milwaukee office, M&I Trust operates nine trust service offices located in M&I subsidiary banks in Beloit, Madison, Racine, Stevens Point, Appleton, Green Bay, Janesville, Burlington and Wausau, Wisconsin, and another office in Brookfield, Wisconsin (not a trust service office).

     M&I also provides trust and investment counseling services through two out-of-state subsidiaries. M&I Marshall and Ilsley Trust Company of Arizona ("M&I Trust Arizona") was organized in 1976, with a primary emphasis on providing trust and investment counseling services to the growing number of Wisconsin natives retired in the Southwest. M&I Trust Arizona has offices in Phoenix, Scottsdale and in Sun City serving residents of those areas. The Marshall and Ilsley Trust Company of Florida, located in Naples, was organized in 1984 to provide trust and investment counseling services to residents of the area, including Wisconsin natives who have retired in Florida. As of September 30, 1995, the market value of assets held in trust by M&I's three trust companies totalled $26.0 billion.

Equipment Leasing

     M&I's subsidiary, M&I First National Leasing Corp. ("FNL"), acting as owner and lessor, leases a variety of equipment and machinery, including industrial machinery, computers, hospital and nursing home equipment and construction equipment to both large and small businesses. FNL has its headquarters in Milwaukee, Wisconsin and has offices in numerous other states. In 1994, approximately 30% of its business comes from Wisconsin and 70% from other states. At September 30, 1995, FNL held net lease and installment receivables of approximately $254 million. FNL's competitors include other independent leasing companies, banks and other institutions, some of which have larger volume businesses and substantially greater resources.

Mortgage Banking

     M&I has two subsidiaries engaged in mortgage banking, one providing commercial financing and the other providing residential financing.

     M&I Mortgage Corp. ("M&I Mortgage"), located in Milwaukee, Wisconsin, originates and purchases long-term mortgages on one-to-four family owner-occupied residences for sale in the secondary market. At September 30, 1995, M&I Mortgage had a mortgage servicing portfolio of approximately $3.3 billion. M&I Mortgage serves homeowners throughout the State of Wisconsin and offers financing alternatives beyond those offered through traditional banking institutions. M&I Mortgage also assists M&I bank subsidiaries in originating, selling and servicing residential mortgage loans.

     Richter-Schroeder Company ("RSC"), located in Milwaukee, Wisconsin, originates long-term commercial real estate loans for institutional investors such as large life insurance companies. RSC services the mortgages for the purchasing investor. RSC is one of the few mortgage banking firms in Wisconsin that specializes in income property financing, seeking investment opportunities for mortgage lenders in the retail, industrial and office sectors. RSC is one of the largest income property mortgage banking firms in Wisconsin, servicing a portfolio of approximately $229 million for investors at September 30, 1995.

Venture Capital and Financial Advisory Services

     M&I Capital Markets Group, Inc. ("Capital Markets"), a subsidiary of M&I, located in Milwaukee, Wisconsin, provides venture capital and financial advisory services to a variety of customers, primarily in Southeastern Wisconsin and surrounding areas. Capital Markets seeks to invest in businesses that have talented management and technological advantages in their particular field. Capital Markets also provides a broad range of financial advisory and strategic planning services, including assistance in connection with the private placement of securities, raising of funds for expansion, leveraged buy-outs, divestitures and mergers and acquisitions. A subsidiary company of Capital Markets, M&I Ventures Corporation, is licensed as a small business investment company.

Brokerage Services

     M&I Brokerage Services, Inc. ("M&I Brokerage"), a subsidiary of M&I Capital Markets Group, Inc., located in Milwaukee, Wisconsin, provides brokerage and other investment related services to a variety of retail and commercial customers. As a broker-dealer firm registered with the National Association of Securities Dealers and the Securities Exchange Commission, M&I Brokerage serves as an introducing broker-dealer. Customer accounts and securities are carried on a "fully disclosed" basis with the Pershing division of Donaldson, Lufkin and Jenrette.

                                USE OF PROCEEDS

     The net proceeds received by the Corporation from the sale of the Debt Securities will be added to the general funds of the Corporation and may be used for general corporate purposes, including, without limitation, reduction of indebtedness (including the refinancing of the Corporation's outstanding commercial paper), investments in or advances to subsidiaries, possible future acquisitions of bank and non-bank subsidiaries, and funding the repurchase of shares of its Common Stock. The Corporation may, from time to time, engage in additional financings, which may include the issuance of debt securities or other securities otherwise than pursuant to this Prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Corporation for the periods indicated:

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
         RATIO OF EARNINGS TO             --------------         -----------------------------------------
           FIXED CHARGES(1):              1995     1994          1994     1993     1992     1991     1990
---------------------------------------   -----    -----         -----    -----    -----    -----    -----
Excluding Interest on Deposits.........   3.61x    2.72x         3.18x    6.52x    5.57x    3.80x    2.68x
Including Interest on Deposits.........   1.67x    1.38x         1.50x    1.83x    1.60x    1.36x    1.26x

-------------------------
(1) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges, excluding interest on deposits, consists of interest on indebtedness and one-third of rental expense (which is deemed representative of the interest factor). Fixed charges, including interest on deposits, consist of both the foregoing items plus interest on deposits.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the indentures under which the Debt Securities are to be issued. The particular terms of each issue of Offered Securities, as well as any modifications or additions to such general terms that may apply in the case of such Offered Securities, will be described in the Prospectus Supplement relating to such Offered Securities. Accordingly, for a description of the terms of a particular issue of Offered Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

     The Senior Securities are to be issued under an Indenture between the Corporation and Chemical Bank (successor to Manufacturers Hanover Trust Company), as Trustee (the "Trustee"), dated as of November 15, 1985, as supplemented by a First Supplemental Indenture dated as of May 31, 1990, and a Second Supplemental Indenture dated as of July 15, 1993 (as so supplemented, the "Senior Indenture"). The Subordinated Securities are to be issued under an Indenture (the "Subordinated Indenture") between the Corporation and the Trustee dated as of July 15, 1993. Copies of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") have been filed as exhibits to the Registration Statement.

     The Corporation derives substantially all of its income from its M&I Data Services Division and from investments in, advances to and service fees from its subsidiaries. Dividends and interest from bank subsidiaries are a major source of income. Dividend payments from subsidiaries are determined on an individual basis, generally in relation to the earnings, capital position, and in the case of a subsidiary bank, the asset and deposit growth of such subsidiary. M&I increases the capital of its banking subsidiaries primarily through the retention of earnings and, if necessary, the purchase of securities by M&I, rather than through direct capital financing by the subsidiary banks. In 1994, M&I established a $1 billion bank note program pursuant to which subsidiary banks may issue debt securities directly in order to fund their operations. At September 30, 1995, subsidiary banks had outstanding an aggregate of approximately $439 million in principal amount of bank notes under the program.

     The Corporation is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of the Corporation, and thus the right of the Corporation's creditors (including Holders of the Corporation's Debt Securities) and shareholders, to participate in any distribution of the assets or income of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Corporation itself as a creditor may be recognized. Payment of dividends to the Corporation by subsidiary banks is subject to various state and federal regulatory limitations. In general, under Wisconsin banking law, the board of directors of a state chartered subsidiary bank may declare and pay a dividend from so much of the bank's undivided profits as the board shall deem expedient, provided the payment of such dividend does not in any way impair or diminish the bank's capital, or reduce the capital level below minimum required levels set by regulatory agencies. Under federal law, which applies to national banks and state banks which are members of the Federal Reserve System, regulatory approval is required for the payment of dividends by any bank in any calendar year in excess of such bank's net income for that year combined with the retained net income of the two preceding years, plus any required transfers to surplus. At December 31, 1994, under applicable federal and state regulations, the Corporation's subsidiaries (including bank and non-bank subsidiaries) would have been permitted to pay dividends to the Corporation of approximately $259 million without prior regulatory approval. The federal and state bank regulatory authorities also have authority to prohibit banks and bank holding companies from paying dividends which would constitute an unsafe or unsound banking practice. The Federal Reserve Board and the Comptroller of the Currency have indicated that it would generally be an unsafe and unsound banking practice for banks to pay dividends except out of current operating earnings. Dividends paid to the Corporation from bank subsidiaries in 1994 totaled $94.8 million.

     The following summary of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the respective Indentures, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the applicable Indenture or Indentures are referred to herein, such provisions or defined terms are incorporated by reference herein. Section references used herein are references to the applicable Indenture or Indentures and certain defined terms in the Indenture or Indentures are capitalized herein.

GENERAL

     Neither Indenture limits the aggregate principal amount of the Debt Securities which may be issued thereunder or of any particular series of Offered Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. Neither Indenture limits the amount of other indebtedness or securities which may be issued by the Corporation. The Senior Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Securities will be unsecured and will be subordinate and junior in right of payment to the prior payment in full of the Senior Indebtedness of the Corporation.

     Reference is made to the Prospectus Supplement relating to the Offered Securities offered thereby for the following terms thereof: (1) the title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the initial offering price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be sold; (4) the date or dates on which the principal (and premium, if any) of the Offered Securities will be payable; (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Offered Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (6) the date or dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (7) the obligation, if any, of the Corporation to redeem or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder, and the periods within, the prices at, and the terms and conditions upon which the Offered Securities shall be redeemed or purchased; (8) the date or dates, if any, after which, and the price or prices at which the Offered Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Corporation or of the holder thereof and other detailed terms and provisions of any such optional redemption; (9) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities which shall be payable upon declaration of acceleration or at the maturity thereof; (10) the currency or currencies in which the Offered Securities are denominated, which may be in United States dollars, or foreign currency or units of two or more foreign currencies; (11) whether the Offered Securities will be issued in the form of a Global Security, the terms, if any, for exchange of a Global Security for individual Debt Securities and the name of the Depositary for such Global Security; and (12) any other terms of the Offered Securities not inconsistent with the provisions of the respective Indentures.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of (and premium, if any) and interest on the Offered Securities will be payable, and the Offered Securities will be exchangeable and transfers thereof will be registerable, at the principal corporate trust office of the Trustee; provided, however, that, at the option of the Corporation, payment of any interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 301, 305 and 1002)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof, and no service charge will be made for any transfer or exchange of such Offered Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

     Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable thereto will be set out in any applicable Prospectus Supplement relating to any such Original Issue Discount Securities.

SUBORDINATION OF SUBORDINATED SECURITIES

     The Subordinated Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Corporation. In the event that the Corporation shall default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness of the Corporation when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the principal of (or premium, if any) or interest on the indebtedness evidenced by the Subordinated Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities. In the event of (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Corporation, its creditors, or its property,
(b) any proceeding for the liquidation, dissolution or other winding-up of the Corporation, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) any assignment by the Corporation for the benefit of creditors or (d) any other marshalling of the assets of the Corporation, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution under the Subordinated Securities, whether in cash, securities or other property, shall be made to any Holder of any of the Subordinated Securities on account thereof. In such event, any payment or distribution under the Subordinated Securities, whether in cash, securities or other property (other than securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for such subordination provisions) be payable or deliverable in respect of the Subordinated Securities, shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full. If any payment or distribution under the Subordinated Securities, of any character whether in cash, securities or other property (other than securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any Holder of any Subordinated Security in contravention of any of the terms of such subordination provisions, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. (Section 1301 of the Subordinated Indenture)

     "Senior Indebtedness" means any obligation of the Corporation to its creditors, whether now outstanding or subsequently incurred, other than (a) the 8.5% Convertible Subordinated Notes, (b) any obligation as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is specifically designated by express provision that such obligation is not Senior Indebtedness and (c) any Subordinated Securities issued under the Subordinated Indenture. (Section 101 of the Subordinated Indenture)

     The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness. The obligations of the Corporation in respect of the Subordinated Securities of any series will be pari passu with the obligations of the Corporation in respect of Subordinated Securities of each other series. (Section 1301 of the Subordinated Indenture)

COVENANTS

     Limitation on Disposition or Issuance of Capital Stock of Certain Subsidiaries. The Senior Indenture contains a covenant that, except as otherwise provided below, the Corporation will not sell, assign, transfer or otherwise dispose of, or permit a Subsidiary to sell, assign, transfer, otherwise dispose of or issue, any shares of Capital Stock of any Subsidiary or any securities convertible into Capital Stock of any Subsidiary which is: (a) a Principal Constituent Bank; or (b) a Subsidiary which owns shares of Capital Stock or any securities convertible into Capital Stock of a Principal Constituent Bank; provided, however, that such covenant does not prohibit (i) any dispositions or issuances made by the Corporation or any Subsidiary (A) acting in a fiduciary capacity for any Person other than the Corporation or any Subsidiary or (B) to the Corporation or any of its wholly-owned (except for directors' qualifying shares) Subsidiaries or (ii) the merger of a Principal Constituent Bank with and into a Constituent Bank or the consolidation of any Principal Constituent Bank into a Constituent Bank. Such covenant also does not prohibit sales, assignments, transfers, other dispositions or issuances of shares of Capital Stock of a corporation referred to in (a) or (b) above where: (i) the sales, assignments, transfers, other dispositions or issuances are made, in the minimum amount required by law, to any Person for the purpose of the qualification of such Person to serve as a director; or (ii) the sales, assignments, transfers, other dispositions or issuances are made in compliance with an order of a court or a regulatory authority of competent jurisdiction or as a condition imposed by any such court or authority to the acquisition by the Corporation, directly or indirectly, of any other corporation or entity; or (iii) in the case of a disposition or issuance of shares of Capital Stock or any securities convertible into Capital Stock of a Principal Constituent Bank, or sales of Capital Stock or any securities convertible into Capital Stock of any Subsidiary included in (b) above, the sale, assignments, transfers, other dispositions or issuances are for fair market value (as determined by the Board of Directors of the Corporation and the Subsidiary disposing of or issuing such shares or securities) and, after giving effect to such disposition and to any potential dilution (if the shares or securities are convertible into Capital Stock), the Corporation and its directly or indirectly wholly-owned (except for directors' qualifying shares) Subsidiaries, will own directly not less than 80% of the Capital Stock of such Principal Constituent Bank or Subsidiary; or (iv) a Principal Constituent Bank sells or issues additional shares of Capital Stock to its shareholders at any price, so long as immediately after such sale the Corporation owns, directly or indirectly, at least as great a percentage of the Capital Stock of such Principal Constituent Bank as it owned prior to such sale or issuance of additional shares. (Section 1005 of the Senior Indenture)

     A Constituent Bank is a Subsidiary which is a Bank. A Principal Constituent Bank is a Constituent Bank the consolidated assets of which constitute 10% or more of the total assets of all Constituent Banks. At the date of this Prospectus, M&I Bank was the only Principal Constituent Bank.

     The Senior Indenture does not restrict the sale or other disposition of a Subsidiary which is not a Bank.

     Liens. The Senior Indenture contains a covenant prohibiting the Corporation from creating or permitting any liens upon any shares of Capital Stock of any Constituent Bank to secure any indebtedness without securing all Senior Securities then outstanding under the Senior Indenture equally and ratably with all indebtedness secured thereby. (Section 1007 of the Senior Indenture)

     Acquisitions. The Senior Indenture contains a covenant prohibiting the Corporation from acquiring Capital Stock of any corporation or acquiring substantially all of the assets and liabilities of any corporation, unless, immediately after such acquisition, the Corporation would be in full compliance with the Senior Indenture. (Section 1008 of the Senior Indenture)

     The Subordinated Indenture does not contain any of the foregoing covenants applicable to the Senior Securities.

     The Corporation is not restricted by the Indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property (other than, in the case of the Senior Indenture, liens upon shares of any Constituent Bank as described above) for any purposes or from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The Indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The Indentures do not contain any provision which would require the Corporation to repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving the Corporation which may adversely affect the creditworthiness of the Debt Securities. In addition, the Indentures do not contain any provisions which would provide protection to Holders of Debt Securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings.

CERTAIN REGULATORY MATTERS AFFECTING SUBORDINATED SECURITIES

     On August 28, 1992, the Board of Governors of the Federal Reserve System issued an interpretation, effective September 4, 1992, with respect to the circumstances under which mandatory convertible debt and subordinated debt issued by bank holding companies will be eligible for inclusion as supplementary or "Tier 2" capital for regulatory capital purposes (the "Interpretation"). The Interpretation provides that mandatory convertible debt and subordinated debt issued after September 4, 1992 will not be included in Tier 2 capital for purposes of calculating an institution's capital ratios if, among other things, the payment of the principal amount of such debt securities can be accelerated upon the occurrence of certain events not involving the bankruptcy of the issuer or such debt securities are subject to certain other covenants. The Subordinated Securities are intended to qualify as Tier 2 capital under the Interpretation.

EVENTS OF DEFAULT

     Senior Securities. The following are Events of Default under the Senior Indenture with respect to any series of Senior Securities issued under the Senior Indenture: (a) failure to pay principal of or any premium on any Senior Security of that series when due; (b) failure to pay any interest on any Senior Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Senior Security of that series; (d) failure to perform any other covenant of the Corporation in the Senior Indenture (other than a covenant included in the Senior Indenture solely for the benefit of a series of Senior Securities other than that series), continued for 90 days after written notice as provided in the Senior Indenture;
(e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Senior Securities of that series. (Section 501 of the Senior Indenture) If an Event of Default with respect to Senior Securities of any series occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount of all the Senior Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Senior Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502 of the Senior Indenture)

     The Senior Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603 of the Senior Indenture) The Senior Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Senior Securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Senior Securities of that series; provided that the Trustee may decline to act if such direction is contrary to law or the Senior Indenture, would unduly prejudice the rights of other Holders or would involve the Trustee in personal liability. (Section 512 of the Senior Indenture)

     No Holder of any Senior Security of any series will have any right to institute any proceeding with respect to the Senior Indenture or for any remedy thereunder, unless (a) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Senior Securities of that series, (b) the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and (c) the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Senior Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507 of the Senior Indenture) However, the Holder of any Senior Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Senior Security on the due dates expressed in such Senior Security and to institute suit for the enforcement of any such payment. (Section 508 of the Senior Indenture)

     The Corporation is required to furnish to the Trustee annually a statement as to the performance by the Corporation of certain of its obligations under the Senior Indenture and as to any default in such performance. (Section 1009 of the Senior Indenture)

     Subordinated Securities. The Subordinated Indenture defines an Event of Default with respect to Subordinated Securities of any series as certain events of bankruptcy, insolvency or reorganization of the Corporation. (Section 501 of the Subordinated Indenture) If an Event of Default with respect to Subordinated Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Securities of that series may declare the principal amount of all the Subordinated Securities of that series to be due and payable immediately. The foregoing provision would be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature of the rights of the Holders of the Subordinated Securities of such series. At any time after a declaration of acceleration with respect to Subordinated Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of Outstanding Subordinated Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502 of the Subordinated Indenture)

     The Subordinated Indenture defines a Default with respect to Subordinated Securities of any series as the following: (a) failure to pay principal of or any premium on any of the Subordinated Securities of that series at its Maturity; (b) failure to pay any interest on any Subordinated Securities of that series when due, continued for 30 days; (c) default in the performance, or breach, of any covenant or warranty of the Corporation in the Subordinated Indenture (other than a covenant or warranty included in the Subordinated Indenture solely for the benefit of a series of Subordinated Securities other than that series), continued for 90 days after written notice as provided in the Subordinated Indenture and (d) any Event of Default. (Section 503 of the Subordinated Indenture) The Subordinated Indenture does not provide for any right of acceleration of the payment of principal of the Subordinated Securities of any series upon a Default that is not also an Event of Default as defined in the Subordinated Indenture. In the event of any such Default (including a Default in payment of principal (and premium, if any) and interest, if any, at the Stated Maturity of the Subordinated Securities of such series), the Subordinated Indenture provides that the Corporation will, upon demand of the Trustee, pay to it, for the benefit of the Holders of the Subordinated Securities of such series, the whole amount then due and payable on the Subordinated Securities of such series for principal (and premium, if any) and interest, if any. The Subordinated Indenture provides that if the Company fails to pay such amount forthwith upon such demand, the Trustee may, among other things, institute a judicial proceeding for the collection thereof. (Section 503 of the Subordinated Indenture) The limitation on the right of acceleration described above is intended to permit the Subordinated Securities to qualify as supplementary or "Tier 2" capital of the Corporation under the Interpretation.

     The Subordinated Indenture provides that, subject to the duty of the Trustee during the default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603 of the Subordinated Indenture) The Subordinated Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Subordinated Securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Subordinated Securities of such series; provided that the Trustee may decline to act if such direction is contrary to law or the Subordinated Indenture, would unduly prejudice the rights of other Holders or would involve the Trustee in personal liability. (Section 512 of the Subordinated Indenture)

     No Holder of any Subordinated Security of any series will have any right to institute any proceeding with respect to the Subordinated Indenture or for any remedy thereunder, unless (a) such Holder shall have previously given to the Trustee written notice of a continuing Default with respect to the Subordinated Securities of that series, (b) the Holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee and (c) the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Subordinated Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507 of the Subordinated Indenture) However, the Holder of any Subordinated Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Subordinated Security on the due dates expressed in such Subordinated Security and to institute suit for the enforcement of any such payment. (Section 508 of the Subordinated Indenture)

     The Corporation is required to furnish to the Trustee annually a statement as to the performance by the Corporation of certain of its obligations under the Subordinated Indenture and as to any default in such performance. (Section 1006 of the Subordinated Indenture)

MODIFICATION AND WAIVER

     Modifications to and amendments of each Indenture may be made by the Corporation and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of or any installment of principal or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or (e) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the respective Indenture or for waiver of compliance with certain provisions of the respective Indenture or for waiver of certain defaults. (Section 902)

     The Holders of at least 50% in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Securities of that series, waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of each Indenture including those provisions of the Senior Indenture described above under "Covenants." (Section 1010 of the Senior Indenture; Section 1007 of the Subordinated Indenture) The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of any series may, on behalf of all Holders of Securities of that series, waive any past default under each Indenture with respect to Securities of that series, except a default in the payment of principal of, or any premium or interest on, any Security or a default in respect of a covenant or provision which under the Indentures cannot be modified or amended without the consent of the Holder of each Outstanding Security of the series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Corporation may consolidate with or merge into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic (or, in the case of the Subordinated Securities, any domestic or foreign) jurisdiction, provided that the successor corporation assumes the Corporation's obligations on the Debt Securities and under the Indentures, that after giving effect to the transaction no Event of Default (or, in the case of the Subordinated Indenture, no Default), and no event which, after notice or lapse of time, would become an Event of Default (or Default), shall have occurred and be continuing, and that certain other conditions are met. (Section
801)

REGARDING THE TRUSTEE

     The Corporation maintains banking relations with the Trustee and the Trustee currently serves as the trustee for the Corporation's Medium-Term Series B Notes and Series C Notes. In addition, certain of the Constituent Banks maintain deposit accounts and correspondent banking relations with the Trustee. Since Debt Securities issued under the Subordinated Indenture do not rank equally with Debt Securities issued under the Senior Indenture, upon a default under one of the Indentures, the Trustee would have a conflicting interest (as defined in Section 310(b) of the Trust Indenture Act of 1939, as amended) if Debt Securities were outstanding under the other Indenture, and the Trustee may be required to eliminate such conflicting interest or resign as Trustee of one of the Indentures, effective upon the appointment of a successor Trustee and such successor's acceptance of such appointment. (Sections 608 and 610)

                              PLAN OF DISTRIBUTION

     The Corporation may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to one or more other purchasers or through agents. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Corporation or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Corporation and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Corporation will be described, in the Prospectus Supplement.

     In the event that the Offered Securities are not listed on a national securities exchange, certain broker-dealers may make a market in Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Offered Securities or as to the liquidity of the trading market for the Offered Securities, whether or not the Offered Securities are listed on a national securities exchange. The Prospectus Supplement with respect to the Offered Securities will state, if known, whether or not any broker-dealer intends to make a market in such Offered Securities. If no such determination has been made, the Prospectus Supplement will so state.

     Underwriters and agents who participate in the distribution of Debt Securities may be entitled under agreements which may be entered into by the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Such underwriters and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Corporation may authorize underwriters or other persons acting as the Corporation's agents to solicit offers by certain institutions to purchase Offered Securities from the Corporation pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Corporation. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                          VALIDITY OF DEBT SECURITIES

     The validity of the Debt Securities offered hereby is being passed upon for the Corporation by Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin 53202.

                                    EXPERTS

     The consolidated financial statements of the Corporation for the year ended December 31, 1994 incorporated into this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which are incorporated herein by reference, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in methods of accounting for certain debt and equity securities and for post-retirement benefits other than pension and income taxes as described in the notes to the financial statements.

             ------------------------------------------------------
             ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                           -------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Capitalization.......................    S-3
Selected Consolidated Financial
  Data...............................    S-4
Description of Notes.................    S-5
Foreign Currency Risks...............   S-17
United States Taxation...............   S-18
Supplemental Plan of Distribution....   S-23
Validity of Notes....................   S-24
PROSPECTUS
Available Information................      2
Incorporation of Certain Documents by
  Reference..........................      2
The Corporation......................      3
Use of Proceeds......................      5
Ratio of Earnings to Fixed Charges...      6
Description of Debt Securities.......      6
Plan of Distribution.................     13
Validity of Debt Securities..........     14
Experts..............................     14

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                                  $150,000,000

                               MARSHALL & ILSLEY
                                  CORPORATION

                          MEDIUM-TERM NOTES, SERIES D

                         ------------------------------

                           [MARSHALL & ILSLEY LOGO]
                         ------------------------------

                              GOLDMAN, SACHS & CO.
                              SALOMON BROTHERS INC
                           DEAN WITTER REYNOLDS INC.
                                LEHMAN BROTHERS
                          J.P. MORGAN SECURITIES INC.
                         KEEFE, BRUYETTE & WOODS, INC.
                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                      FIRST CHICAGO CAPITAL MARKETS, INC.
             ------------------------------------------------------
             ------------------------------------------------------